EMPLOYMENT CESSATION AGREEMENT

THIS AGREEMENT (the “Agreement”) is executed on November 15, 2004, and effective as of October 15, 2004 (the “Effective Date”), by and between ELLIOT F. HAHN, Ph.D. (“Hahn”) and ANDRX CORPORATION (the “Company”).

RECITALS

WHEREAS, Hahn has been an employee of the Company since February 1993; and

WHEREAS, Hahn previously served, at various times, as the Company’s President and Chief Executive Officer and as Chairman of the Board of Directors (the “Board”), and currently serves as a member of the Board, and has the distinction of Chairman Emeritus; and

WHEREAS, Hahn would like to reduce his daily commitment as an employee of the Company, and both the Company and Hahn believe that it is in the best interest of the Company for Hahn to remain as a member of the Board and to continue to render certain services to the Company as a consultant consistent with the terms described herein.

AGREEMENT

NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein, it is hereby agreed as follows:

1. Recitals. The foregoing recitals are true and correct in all respects and are incorporated herein by reference.

2. General.

(a)	The Company and Hahn agree that his employment with the Company and any subsidiaries is hereby terminated, effective as of October 15, 2004. Hahn shall retain the distinction as Chairman Emeritus in perpetuity.

(b)	While Hahn remains a member of the Board, he shall (i) receive $25,000.00 annually, payable in monthly increments of $2,083.33 with the first payment due on November 15, 2004, and thereafter, on or before, the fifteenth day of each calendar month commencing December 15, 2004, in lieu of all other cash compensation for serving on the Board and any of its committees (the “Board Fee”), (ii) continue to receive health and dental insurance benefits comparable to what is received by the Company’s most senior employees, and the premiums for such benefits shall be fully paid by the Company (“Healthcare Benefits”); (iii) have an office at the Company’s corporate headquarters, (iv) have access to, and the use of, an administrative assistant, (v) have a reserved parking space at the Company’s corporate headquarters, and (vi) maintain a Company cell phone, computer, e-mail account and have access to the Company’s e-mail system.

(c)	For a period of one year from the Effective Date and any renewals thereafter, if any, (the “Consulting Term”), Hahn shall provide consulting services to the Company in exchange for $100,000, payable in monthly increments of $8,333.33 on November 15, 2004, and thereafter, on or before, the fifteenth day of each calendar month, commencing December 15, 2004 (the “Consulting Fee”). The consulting arrangement will be reviewed annually and may be extended by mutual written agreement of the Company and Hahn. Consulting services contemplated by the Agreement include, but are not limited to projects as requested by the Company’s Chief Executive Officer (“CEO”) or President; provided however, Hahn shall not be required to devote more than 16 hours each month to the Company, on average, during the Consulting Term for projects requested by the CEO or President. The Company shall reimburse Hahn for reasonable properly documented expenses incurred by Hahn in connection with his consulting obligations, provided Hahn shall first obtain the Company’s consent to any specific expenditure that exceeds $1,000.00 and for all travel that Hahn intends to undertake pursuant to his consulting relationship with the Company.

(d)	Notwithstanding section 2(c) above, in the event of a Change of Control (as hereinafter defined) whereby Hahn does not serve on the board of the surviving entity following a Change of Control, Hahn shall continue to be entitled to the Consulting Fee through the end of the consulting period then in effect (if any), and shall continue to receive the Board Fee and Healthcare Benefits until the date which is three years from the date of Hahn’s last election to the Board, provided however, if the Company changes the terms (currently three years in a staggered Board format) of its directors, then Hahn shall receive the Board Fee and Healthcare Benefits to the expiration of that term.

For purposes of this Agreement, “Change of Control” shall mean: (i) any ‘person’ who (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the ‘beneficial owner’ (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing forty percent (40%) or more of the combined voting power of the then outstanding securities, (ii) a merger, consolidation, share exchange, business combination, joint venture or similar transaction, as a result of which the stockholders of the Company prior to such transaction hold less than forty percent (40%) of the combined voting power of the then outstanding securities after giving effect to such transaction, (iii) any sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of Company, or (iv) where the Company has filed a Current Report on Form 8-K reporting under current Item 5.01 (or other Item if subsequently renumbered or subsequent Item) that a change of control of the Company has occurred.

(e)	At the discretion of the Company’s Compensation Committee of the Board, Hahn shall receive grants of stock option, restricted stock unit or other equity awards in similar amounts to those received by the Company’s non-employee directors.

(f)	On or before January 31 of each calendar year, Company will provide Hahn with an Internal Revenue Service (“IRS”) Form 1099, reporting those amounts from the previous calendar year required by IRS to be reported on such a form, based on Company’s method of accounting.

3. Stock Options. The Company hereby confirms that, notwithstanding the termination of Hahn’s employment with the Company, all of Hahn’s Stock Option Agreements and Restricted Stock Unit Agreements with the Company remain in full force and effect and shall continue to vest according to their vesting scheduling while Hahn continues to serve as a member of the Board.

4. Communication with Investment Community and Media. Hahn acknowledges that he is not an authorized Company Spokesperson under the Company’s Public Disclosure Policy and agrees that he shall not respond to inquiries from the “investment community” or the media on Company-related matters unless specifically asked or authorized to do so by the Company’s CEO, President, General Counsel or Chief Financial Officer.

5. Right to Hire Certain Employees. To the extent Hahn no longer serves on the Board, Hahn agrees that during the Consulting Term and for a period of one (1) year thereafter, Hahn shall not, either directly or indirectly, for his own account or either as agent, board member, servant or employee or as shareholder of any corporation, or member of any firm, engage, hire, employ or solicit the employment of any person who at the time of expiration of the Consulting Term was an employee of the Company or its subsidiaries whose duties required such employee to be familiar with the operation of the business of the Company or its subsidiaries. Following a Change of Control whereby Hahn does not serve on the board of the surviving entity, this Section 5 shall be of no further force and effect.

6. Notices. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing (including electronic transmission) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service (including overnight mail service), electronically transmitted, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:

Elliot F. Hahn, Ph.D.
17201 NE 13th Street
North Miami Beach, FL 33162

And

Andrx Corporation
8151 Peters Road, 4th Floor
Plantation, Florida 33324
Attn: CEO

or to such other address as any party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered (a) on the date delivered, if by personal delivery or courier; (b) on the date of transmission with confirmation of receipt, if by electronic transmission; and (c) on the date three (3) business days following the deposit of the notice in a U.S. Mail depository (or, if applicable, in an appropriate airmail deposition), properly addressed and with necessary postage.

7. Jurisdiction and Venue. Any arbitration, civil action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record in Broward County, Florida. Each party irrevocably consents to the personal jurisdiction of such court in any such arbitration, civil action or legal proceeding and waives any objection to the laying of venue of any such arbitration, civil action or legal proceeding in such court. Service of any court paper may be effected on such party in such other manner as may be provided under applicable laws, rules of procedure or local rules.

8. Counterparts. This Agreement may be signed in two counterparts, which together shall constitute an original instrument.

9. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not effect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10. Entire Agreement. This Agreement, including the exhibits referred to herein and which form a part of this Agreement, sets forth all obligations, liabilities and understandings between the parties to the other pursuant to or arising out of Hahn’s retirement as an employee and his consulting relationship with the Company, and supersedes all prior and contemporaneous agreements understandings, inducements or conditions, express or implied, oral or written, except as herein contained.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, Hahn and the Company have caused this Agreement to be executed and delivered as of the Effective Date.

Andrx Corporation

By: /s/ Thomas P. Rice	_/s/ Elliot F. Hahn, Ph.D._

Thomas P. Rice, Chief Executive Officer	Elliot F. Hahn, Ph.D., Chairman Emeritus